Exhibit 4.1

ALESTRA, S. DE R.L. DE C.V.

AND

THE BANK OF NEW YORK MELLON,

as TRUSTEE

INDENTURE

Dated as of August 11, 2009

11.750% SENIOR NOTES DUE 2014

Certain Sections of this Indenture relating to Sections 310 through 318, inclusive, of the

U.S. Trust Indenture Act of 1939

Trust Indenture Act Section	Indenture Section
§310(a)(l)	7.10
(a)(2)	7.10
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	7.10
(b)	7.10; 7.8
§311(a)	7.11
(b)	7.11
(b)(2)	7.6
§312(a)	2.6
(b)	10.1
(c)	10.1
§313(a)	7.6
(b)	7.6
(c)	7.6
(d)	Not Applicable
§314(a)	3.17
(b)	Not Applicable
(c)(l)	10.3
(c)(2)	10.3
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	10.3
§315(a)	7.1
(b)	7.5; 7.6
(c)	7.
(d)	7.
(d)(l)	7.
(d)(2)	7.
(d)(3)	7.
(e)	6.1
§316(a)(l)(A)	6.5
(a)(l)(B)	6.4
(a)(2)	Not Applicable
(b)	6.7
(c)	6.10
§317(a)(l)	6.8
(a)(2)	6.9
(b)	2.3
§318(a)	10.13

*	This reconciliation and tie shall not, for any purpose, be deemed to be part of this Indenture. This reconciliation and tie shall only apply subsequent to qualification of this Indenture under the U.S. Trust Indenture Act of 1939.

2

i

(continued)

(continued)

(continued)

(continued)

		Page
Section 10.10	Severability	96

Section 10.11	Currency Indemnity	96

Section 10.12	Table of Contents; Headings	97

Section 10.13	Conflict of Any Provision of Indenture with Trust Indenture Act	97

EXHIBIT A	Form of Note

EXHIBIT B	Form of Certificate for Transfer to QIB

EXHIBIT C	Form of Certificate for Transfer Pursuant to Regulation S

EXHIBIT D	Form of Certificate for Transfer Pursuant to Rule 144

EXHIBIT E	Form of Supplemental Indenture for Subsidiary Guarantee

EXHIBIT F	Form of Subsidiary Guarantee

v

INDENTURE, dated as of August 11, 2009, between Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States (the “Company”), and The Bank of New York Mellon, a New York banking corporation (the “Trustee”), as Trustee.

Each party agrees as follows for the benefit of the other parties and of the Holders of the Initial Notes, any Additional Notes and the Exchange Notes (in each case as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning assigned to it in Section 3.19.

“Additional Interest” has the meaning assigned to it in the Registration Rights Agreement.

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Additional Notes.

“Additional Note Supplemental Indenture” means a supplement to this Indenture duly executed and delivered by the Company and the Trustee pursuant to Article IX providing for the issuance of Additional Notes.

“Additional Notes” means any additional Notes as specified in the relevant Additional Note Board Resolutions or Additional Note Supplemental Indenture issued therefor in accordance with this Indenture.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. Solely for purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the proviso in the first sentence of this definition, neither Teléfonos de México S.A.B. de C.V. nor Radiomóvil Dipsa, S.A. de C.V., nor any of their respective Subsidiaries, shall be deemed Affiliates of the Company solely as a result of AT&T’s Beneficial Ownership thereof, unless AT&T Beneficially Owns 40% or more of the Voting Stock thereof.

“Agent Members” has the meaning assigned to it in Section 2.7(b).

“Alfa” means Alfa, S.A.B. de C.V.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3) any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including, without limitation, a Sale and Leaseback Transaction (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(a) any Capital Stock other than Capital Stock of the Company; or

(b) any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(1) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 4.1 or any disposition which constitutes a Change of Control;

(2) the sale of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary;

(3) sales or other dispositions of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4) for purposes of Section 3.10 only, the making of a Restricted Payment permitted under Section 3.9;

(5) a disposition to the Company or a Restricted Subsidiary (other than a Receivables Subsidiary), including a Person that is or shall become a Restricted Subsidiary immediately after the disposition;

(6) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary;

(7) the creation of a Permitted Lien;

(8) dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(10) sales or other dispositions of capacity or indefeasible rights of use in the Company’s telecommunications network in the ordinary course of business;

(11) a Sale and Leaseback Transaction within one year of the acquisition of the relevant asset in the ordinary course of business;

(12) exchanges of telecommunications assets for other telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or, if less, the difference is received in cash; and

(13) any transaction or series of related transactions involving property or assets with a Fair Market Value not in excess of U.S.$2.0 million (or the equivalent in other currencies).

“Asset Sale Offer” has the meaning assigned to it in Section 3.10.

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.10.

“Asset Sale Offer Notice” means notice of an Asset Sale Offer made pursuant to Section 3.10, which shall be mailed first class, postage prepaid, to each record Holder as shown on the Note Register within 20 days following the 365th day (or, if a binding agreement has been entered into as set forth in Section 3.1(b)(ii), within 20 days following the date of the expiration of the 90-day period set forth in such Section 3.10(b)(ii)) after the receipt of Net Cash Proceeds of any Asset Sale, with a copy to the Trustee, which notice shall govern the terms of the Asset Sale Offer, and shall state:

(1) the circumstances of the Asset Sale or Sales, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.10, and that all Notes that are timely tendered shall be accepted for payment;

(2) the Asset Sale Offer Amount and the Asset Sale Offer Payment Date;

(3) that any Notes or portions thereof not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Asset Sale Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Asset Sale Offer Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be U.S.$100,000 or an integral multiple of U.S.$1,000 in excess thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part shall be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion shall be equal in principal amount to U.S.$100,000 or an integral multiple of U.S.$1,000 in excess thereof;

(9) that the Trustee shall return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases and decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information reasonably necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.10.

“Asset Sale Offer Payment Date” means a Business Day no earlier than 30 days nor later than 60 days from the date the Asset Sale Offer Notice is mailed (other than as may be required by applicable law).

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Designation with respect to an Unrestricted Subsidiary and (3) any sale or other disposition of property or assets excluded from the definition of “Asset Sale” by clause (4) of that definition.

“AT&T” means AT&T Inc.

“Authenticating Agent” has the meaning assigned to it in Section 2.2(d).

“Authorized Agent” has the meaning assigned to it in Section 10.6(d).

“Bankruptcy Law” means Title 11, U.S. Code or any similar U.S. federal or state law or non-U.S. law for the relief of debtors, including the Mexican Ley de Concursos Mercantiles.

“Bankruptcy Law Event of Default” means:

(1) the Company or any Significant Subsidiary pursuant to or under or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case or proceeding;

(b) consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

(c) consents to the appointment of a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or similar official of it or for all or any substantial part of its property;

(d) makes a general assignment for the benefit of its creditors;

(e) files an answer or consent seeking reorganization or relief;

(f) admits in writing its inability to pay its debts generally; or

(g) consents to the filing of a petition in bankruptcy;

(2) a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Company or any Significant Subsidiary or of all or any substantial part of the property of the Company or any Significant Subsidiary, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days; or

(3) a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or similar official is appointed out of court with respect to the Company or any Significant Subsidiary or with respect to all or any substantial part of the assets or properties of the Company or any Significant Subsidiary.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, receivership, winding-up, dissolution, suspension of payments, concurso mercantil, reorganization or similar proceedings, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to the foregoing.

“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in New York City, United States or in Mexico City (Distrito Federal), Mexico.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under Mexican FRS. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Mexican FRS.

“Cash Equivalents” means:

(1) any investment in direct obligations of the United States government or any agency thereof or obligations guaranteed by the United States government or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits, aggregating in excess of U.S.$500 million or the foreign currency equivalent thereof and has outstanding debt which is rated “A”, or such similar equivalent rating, or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in demand deposits, commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation other than an Affiliate of the Company, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of at least “P-1” according to Moody’s or “A-1” according to S&P;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, with a rating at the time at which any investment therein is made of at least “A” by S&P or “A” by Moody’s;

(6) Cetes or Bonos de Desarrollo del Gobierno Federal or Bonos Adjustables del Gobierno Federal or other similar securities issued by the Mexican government and maturing not more than 180 days after the acquisition thereof and debt instruments issued by the Mexican government which are denominated and payable in U.S. dollars;

(7) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (1) through (6) above; and

(8) investments in demand deposits, certificates of deposit, bank promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 180 days after the acquisition thereof and issued or Guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention or controlled by the Fondo Bancario de Protectóon al Ahorro or any successor thereto.

“Certificated Note” means any Note issued in fully-registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.8 and Exhibit A.

“Change of Control” means the occurrence of one or more of the following events:

(1) Alfa ceases to be the Beneficial Owner of (a) more than 40.0% (or, on the date of or after a first public offering of Common Stock of the Company in accordance with U.S. or Mexican laws, rules and regulations, 35.0%) of the voting power of the Voting Stock of the Company (including any Surviving Entity) or (b) a greater percentage of the total voting power of the Voting Stock of the Company (including any Surviving Entity) than any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than AT&T;

(2) individuals appointed by Alfa cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

(3) the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company, determined on a consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act) other than Alfa, whether or not otherwise in compliance with this Indenture; or

(4) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with this Indenture.

For purposes of this definition of “Change of Control” only, shares of Capital Stock that are treated as “neutral investment” under Mexican law and provide for voting rights only with respect to a limited number of members of the Board of Directors (or equivalent governing body), including, without limitation, the Company’s Series N Limited Voting Rights Stock, shall be deemed not to constitute Voting Stock.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 3.7, which shall be (i) mailed first-class, postage prepaid, to each record Holder as shown on the Note Register within 30 days following the date upon which a Change of Control occurred, with a copy to the Trustee, and (ii) as long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market and the rules of the Euro MTF Market so require, published in a newspaper having a general circulation in Luxembourg, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control has occurred, the circumstances or events causing such Change of Control and that a Change of Control Offer is being made pursuant to Section 3.7, and that all Notes that are timely tendered shall be accepted for payment;

(2) the Change of Control Payment, and the Change of Control Payment Date;

(3) that any Notes or portions thereof not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer shall be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be U.S.$ 100,000 or an integral multiple of U.S.$ 1,000 in excess thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part shall be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion shall be equal in principal amount to U.S.$100,000 or an integral multiple of U.S.$1,000 in excess thereof;

(9) that the Trustee shall return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases and decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note;

(10) that, in the event that Holders of not less than 95% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company or a third party purchases all of the Notes held by such Holders, the Company shall have the right, upon prior notice, to redeem all of the Notes that remain outstanding in accordance with Section 3.7(d); and

(11) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.7.

“Change of Control Offer” has the meaning assigned to it in Section 3.7(a).

“Change of Control Payment” has the meaning assigned to it in Section 3.7.

“Change of Control Payment Date” means a Business Day no earlier than 30 days nor later than 60 days subsequent to the date on which the Change of Control Notice is mailed (other than as may be required by applicable law);

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Surviving Entity.

“Company Order” has the meaning assigned to it in Section 2.2(c).

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense for such Person for such period;

(2) Consolidated Income Tax Expense for such Person for such period; and

(3) Consolidated Non-cash Charges for such Person for such period,

less all non-cash credits and gains increasing Consolidated Net Income for such Person for such period and (y) all cash payments made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated Adjusted EBITDA in any prior period.

Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary (Restricted Subsidiary in the case of the Company) shall be added to Consolidated Net Income in calculating Consolidated Adjusted EBITDA for any period:

(a) in proportion to the percentage of the total Capital Stock of such Subsidiary (Restricted Subsidiary in the case of the Company) held directly or indirectly by such Person at the date of determination; and

(b) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary (Restricted Subsidiary in the case of the Company) pursuant to its charter and bylaws (estatutos societies) and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Adjusted EBITDA of such Person for the Four-Quarter Period to Consolidated Fixed Charges for such Person for such Four-Quarter Period.

For purposes of this definition, Consolidated Adjusted EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1) the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four-Quarter Period and at any time subsequent to the last day of such Four-Quarter Period and prior to or on such date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four-Quarter Period; and

(2) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of such Four-Quarter Period.

For purposes of making such pro forma computation:

(a) interest on any Indebtedness bearing a floating rate of interest shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire Four-Quarter Period (taking into account any Interest Rate Agreements applicable to such Indebtedness);

(b) interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such Four-Quarter Period, or if such facility was created after the end of such Four-Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation; and

(c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such Person for such period, plus

(2) the product of:

(a) the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person (other than dividends paid in Qualified Capital

Stock) or any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) paid, accrued or scheduled to be paid or accrued during such period, excluding dividend payments on Preferred Stock or Disqualified Capital Stock paid, accrued or scheduled to be paid to such Person or another Subsidiary (Restricted Subsidiary in the case of the Company), multiplied by

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective income tax rate of such Person in its principal taxpaying jurisdiction (Mexico, in the case of the Company), expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for Mexican federal, state, local and any other income taxes payable by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period as determined on a consolidated basis in accordance with Mexican FRS (including, for purposes of this definition, any alternative taxes payable in lieu of income taxes, such as the Mexican Impuesto Empresarial a Tasa Unica (IETU)).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication determined on a consolidated basis in accordance with Mexican FRS of:

(1) the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period determined on a consolidated basis in accordance with Mexican FRS, including, without limitation, the following (whether or not interest expense in accordance with Mexican FRS):

(a) any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in the form of additional Indebtedness;

(b) any amortization of deferred financing costs;

(c) the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under Mexican FRS; provided that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to Mexican FRS, such net benefits are otherwise reflected in Consolidated Net Income;

(d) all capitalized interest;

(e) the interest portion of any deferred payment obligation;

(f) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances; and

(g) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company), whether or not such Guarantee or Lien is called upon;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period; and

(3) Receivables Fees.

“Consolidated Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Total Indebtedness for such Person as of such date to Consolidated Adjusted EBITDA for such Person for the Four-Quarter Period.

For purposes of this definition, Consolidated Total Indebtedness and Consolidated Adjusted EBITDA shall be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1) the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four-Quarter Period or at any time subsequent to the last day of such Four-Quarter Period and prior to or on such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four-Quarter Period; and

(2) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four-Quarter

Period or at any time subsequent to the last day of the Four-Quarter Period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four-Quarter Period.

For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility shall be computed based on:

(a) the average daily balance of such Indebtedness during such Four-Quarter Period; or

(b) if such facility was created after the end of such Four- Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (2) above.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a consolidated basis, determined in accordance with Mexican FRS; provided that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1) net after-tax gains or losses from Asset Sale Transactions or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary gains or losses;

(3) the net income (or loss) of any Person, other than such Person and any Subsidiary of such Person (Restricted Subsidiary in the case of the Company); except that the Company’s equity in the net income of any Person shall be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (4) below); and except further that the Company’s equity in the net loss of any Person shall be included to the extent such loss have been funded with case from the Company or a Restricted Subsidiary;

(4) the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) any gain (or loss) from foreign exchange translation or change in net monetary position;

(7) any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) shall be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and

(8) the cumulative effect of changes in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period, determined on a consolidated basis in accordance with Mexican FRS (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Consolidated Total Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) outstanding at such time.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, 4 East, New York, NY 10286, Fax (212) 815-5603, Attention: Global Finance Americas, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(c).

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning assigned to it in paragraph 1 of Exhibit A.

“Designation” and “Designation Amount” have the respective meanings assigned to them in Section 3.11.

“Disqualified Capital Stock” means that portion of any Capital Stock, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, prior to or on the 91st day after the Stated Maturity of the Notes.

“Distribution Compliance Period” means, with respect to any Regulation S Global Note, the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S under the Securities Act) pursuant to Regulation S and (b) the issue date for such Notes.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“ECOFIN” has the meaning assigned to it in Section 2.3(d).

“Eligible Equity Offering” has the meaning assigned to it in paragraph 5 of Exhibit A.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means debt securities of the Company as provided for herein identical in all material respects to the Notes (except that the Additional Interest provisions and transfer restrictions shall be eliminated) issued in an Exchange Offer for the Notes or any Additional Notes.

“Exchange Offer” has the meaning assigned to it in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning assigned to it in the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. The Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by a Board Resolution; provided that, with respect to a value of less than U.S.$1.0 million (or the equivalent in other currencies), such determination may be made by two or more Officers of the Company and only an Officers’ Certificate shall be required.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination.

“Global Note” means any Note issued in fully-registered certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A, with appropriate legends as specified in Section 2.8 and Exhibit A.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep- well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided, that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee,” when used as a verb, has a corresponding meaning.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person. “Incurrence,” “Incurred” and “Incurring” have corresponding meanings.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

(5) letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof (except to the extent reimbursement obligations relate to trade payables in the ordinary course of business and such obligation is satisfied within 20 Business Days of Incurrence);

(6) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) through (10) below;

(7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(8) all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, and any shares of a Mexican company that are part of the variable portion of its Capital Stock and that are redeemable, under the Mexican General Law of Business Corporations (Ley General de Sociedades Mercantiles); provided that:

(a) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; and

(b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof; and

(10) to the extent not otherwise included in the foregoing, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

“Indenture” means this Indenture, as amended or supplemented from time to time, including the Exhibits hereto, including the provisions of the Trust Indenture Act that are deemed to be a part of and govern this Indenture and any such supplemental indenture hereto.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of internationally recognized standing that is, in the judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Initial Notes” means any of the Company’s 11.750% Senior Notes due 2014 issued on the Issue Date, and any replacement Notes issued therefor in accordance with this Indenture.

“Initial Purchasers” means (i) with respect to the Initial Notes issued on the Issue Date, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and (ii) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibit A.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business);

(2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or

(3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person;

“Investment” shall exclude accounts receivable, trade credits, advances to customers, commissions, travel or similar advances to employees or consultants or deposits arising in the ordinary course of business. The terms, “Invest,” “Investing” and “Invested” have corresponding meanings.

For purposes of Section 3.9, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Issue Date” means the date of this Indenture (being the original issue date of Notes hereunder).

“Legal Defeasance” has the meaning assigned to it in Section 8.1(b).

“Legal Holiday” has the meaning assigned to it in Section 10.5.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction shall be deemed to have Incurred a Lien on the property leased thereunder.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Paying Agent” means The Bank of New York Mellon (Luxembourg) S.A. until such party resigns or is removed by the Company from such role; provided that, if such party is replaced by a successor in accordance with the terms of this Indenture, “Luxembourg Paying Agent” shall thereafter mean such successor.

“Maturity Date” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption, exercise of the repurchase right or otherwise.

“Mexican FRS” means Financial Reporting Standards in Mexico that are in effect as of the Issue Date (i.e., without giving effect to any amendment, modification or change to such Financial Reporting Standards after the Issue Date); provided that, if at any time after the Issue Date the Company prepares its financial statements in accordance with IFRS in lieu of Financial Reporting Standards in Mexico, the Company may, by giving notice thereof to the Trustee, elect to apply IFRS in lieu of Financial Reporting Standards in Mexico under this Indenture and, upon any such election, references herein to Mexican FRS shall thereafter be construed to mean IFRS as in effect on the date of such election; and provided, further, that any such election, once made, shall be irrevocable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with Mexican FRS, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means, collectively, the Initial Notes, the Exchange Notes and any Additional Notes issued under this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, premium, Additional Amounts, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and any Subsidiary Guarantees, this Indenture.

“Officer” means, when used in connection with any action to be taken by the Company, the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Legal Officer, any Vice President, the Treasurer, the Controller or the Secretary of the Company (or, in each case, the officers of the Company with equivalent positions).

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in this Indenture) and who is reasonably acceptable to the Trustee.

“Original Offering of Notes” means the original private offering of the Initial Notes, which were issued on the Issue Date.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(2) Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer or Change of Control Offer, purchase of, which money in the necessary amount has been theretofor deposited with the Trustee or any Paying Agent (other than the Company or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company or an Affiliate of the Company (if the Company or such Affiliate of the Company is acting as Paying Agent) for the Holders of such Notes; provided that, if Notes (or portions thereof) are to be redeemed or purchased, notice of such redemption or purchase has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

(3) Notes which have been surrendered pursuant to Section 2.10 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser in whose hands such Notes are valid obligations of the Company; and

(4) solely to the extent provided in Article VIII, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article VIII;

provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor under the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any business related, ancillary or complementary thereto, including, without limitation, any business relating to telecommunications, information technology or media content services or products.

“Permitted Indebtedness” has the meaning assigned to it in Section 3.8.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary (other than a Receivables Subsidiary) or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary (other than a Receivables Subsidiary); provided that such Person is engaged solely in a Permitted Business;

(2) Investments by any Restricted Subsidiary in the Company (subject to compliance with Section 3.16);

(3) Investments in cash and Cash Equivalents;

(4) Investments by the Company or any Restricted Subsidiary in any Notes or other debt securities of the Company or any Restricted Subsidiary that rank equal in right of payment with the Notes; provided that no Notes or other debt securities shall be purchased from any Affiliate of the Company;

(5) Investments in existence on the Issue Date;

(6) any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(7) Investments permitted pursuant to Section 3.14(b)(ii) and Section 3.14(b)(v);

(8) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale under Section 3.10;

(10) Investments in the form of Hedging Obligations permitted under Section 3.8(b)(iv);

(11) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(12) Investments consisting of payroll, travel or similar advances to cover matter that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(14) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided that the Investment in any Person is in the form of a Purchase Money Note or an equity interest or interest in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any Person owning those accounts receivable; and

(16) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of such Investment not to exceed U.S.$10.0 million (or the equivalent in other currencies) outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value); provided that any Person in which such Investments are made is engaged solely in a Permitted Business.

“Permitted Liens” means any of the following Liens:

(1) Liens existing on the Issue Date;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Mexican FRS shall have been made in respect thereof;

(3) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(6) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(7) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted; provided that appropriate reserves required pursuant to Mexican FRS have been made in respect thereof;

(8) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(10) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under Section 3.8, secured by Liens on the same assets securing such Hedging Obligations;

(12) Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness below which has been secured by a Lien permitted under Section 3.13 (other than pursuant to clause (15) or (16) below) and which Indebtedness has been Incurred in accordance with Section 3.8; provided, that such new Liens:

(a) are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(b) do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(13) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Subsidiary) and permitted to be Incurred under this Indenture;

(14) Liens securing Acquired Indebtedness Incurred in accordance with Section 3.8 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and

(b) such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(15) Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred to finance the acquisition or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(a) the related Purchase Money Indebtedness does not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired; and

(b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(16) Liens securing an amount of Indebtedness outstanding at any one time not to exceed U.S.$30.0 million (or the equivalent in other currencies), provided, however, that all Liens permitted pursuant to this clause (16) of this definition shall be limited in the aggregate to U.S. $50.0 million;

(17) Liens in favor of the Company or any Restricted Subsidiary;

(18) Liens incurred in the ordinary course of business with respect to obligations that do not exceed U.S.$2.0 million at any one time outstanding;

(19) Liens on the Capital Stock of any Unrestricted Subsidiary; and

(20) Liens on assets transferred to a Receivables Subsidiary or on assets of a Receivables Subsidiary, in either case Incurred in connection with a Qualified Receivables Transaction.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” means, with respect to any Person, Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Private Placement Legend” has the meaning assigned to it in Section 2.8(b).

“Public Telecommunications Concession” means the concession to install, maintain and operate a telecommunications public network granted to the Company by the Mexican Ministry of Communication and Transportation (Secretaría de Comunicaciones y Transporte) on December 6, 1995, as amended as of the Issue Date.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto, including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, including, without limitation, an account receivable.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivables and which is designated by the Company as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibit A.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary, so long as:

(1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing);

(2) such new Indebtedness has:

(a) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

(b) a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

(3) if the Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes or any relevant Subsidiary Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated as of the Issue Date between the Company and the Initial Purchasers and (2) with respect to any issuance of Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Registration Statement” means any Exchange Offer Registration Statement or Shelf Registration Statement that covers any of the Notes or the Exchange Notes pursuant to the provisions of the Registration Rights Agreement, any amendments and supplements to such Registration Statement, including post-effective amendments (in each case including the Prospectus contained therein), all exhibits thereto and all material incorporated by reference therein.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S Global Note” has the meaning assigned to it in Section 2.1(e).

“Resale Restriction Termination Date” means, for any Restricted Note (or beneficial interest therein), one year (or such other period specified in Rule 144(k)) from the Issue Date or, if any Additional Notes that are Restricted Notes have been issued before the Resale Registration Termination Date for any Restricted Notes, from the latest such original issue date of such Additional Notes.

“Restricted Note” means any Initial Note (or beneficial interest therein) or any Additional Note (or beneficial interest therein), until such time as:

(1) the Resale Restriction Termination Date therefor has passed;

(2) such Note is a Regulation S Global Note and the Distribution Compliance Period therefor has terminated; or

(3) the Private Placement Legend therefor has otherwise been removed pursuant to Section 2.9(d) or, in the case of a beneficial interest in a Global Note, such beneficial interest has been exchanged for an interest in a Global Note not bearing a Private Placement Legend.

“Restricted Payment” has the meaning assigned to it in Section 3.9(a).

“Restricted Subsidiary” means any Subsidiary (including, without limitation, a Receivables Subsidiary) of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning assigned to it in Section 3.11(b).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule).

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1(d).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“S&P” means Standard & Poor’s Ratings Services or any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means the Notes and the Subsidiary Guarantees and any other Indebtedness of the Company or any Restricted Subsidiary that ranks equal in right of payment with the Notes or the relevant Subsidiary Guarantee, as the case may be.

“Shelf Registration Statement” has the meaning assigned to it in the Registration Rights Agreement.

“Significant Subsidiary” means a Subsidiary of the Company that would constitute a “Significant Subsidiary” of the Company in accordance with Rule 1-02 of Regulation S-X under the Securities Act in effect on the Issue Date.

“Special Record Date” has the meaning assigned to it in Section 2.13(a).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Strategic Subordinated Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary owed or payable to solely an Affiliate of the Company (other than a Subsidiary) which by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

(1) is expressly made subordinate in right of payment to the Notes; and

(2) provides that no payment of principal or premium, if any, or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company’s obligations under the Notes.

“Subordinated Indebtedness” means, with respect to the Company or any Restricted Subsidiary, any Indebtedness of the Company or such Restricted Subsidiary, as the case may be, which is expressly subordinated in right of payment to the Notes or the relevant Subsidiary Guarantee, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Subsidiary Guarantee” means the unconditional guarantee, on a joint and several basis, of the full and prompt payment of all Obligations of the Company under this Indenture and the Notes provided by a Restricted Subsidiary in accordance with the terms of this Indenture in the forms of Exhibit E and Exhibit F.

“Subsidiary Guarantor” means each Restricted Subsidiary, which shall in the future provide a Subsidiary Guarantee pursuant to this Indenture until such time as its Subsidiary Guarantee is released in accordance with the relevant supplemental indenture.

“Surviving Entity” has the meaning assigned to it in Section 4.1(a).

“Taxes” has the meaning assigned to it in Section 3.19.

“Taxing Authority” has the meaning assigned to it in Section 3.19.

“Transfer Agent” has the meaning assigned to it in Section 2.3(a).

“Transparency Directive” has the meaning assigned to it in Section 3.18.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, having direct responsibility for the administration of this Indenture to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Unrestricted Subsidiary” means any Subsidiary of the Company Designated as such pursuant to Section 3.11. Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of Section 3.11. For the avoidance of doubt, as of the Issue Date, Conectividad Inalambrica 7GHz, S. de R.L is an Unrestricted Subsidiary.

“U.S. Dollars” or “U.S.$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which shall elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary (Restricted Subsidiary in the case of the Company) of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with Mexican FRS;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) references to the payment of principal of the Notes shall include applicable premium, if any;

(7) references to payments on the Notes shall include Additional Amounts payable on the Notes, if any;

(8) all references to Sections or Articles refer to Sections or Articles of this Indenture;

(9) all terms used herein but not defined herein, but which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them in such Act;

(10) references to any law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing or implementing such law; and

(11) the term “obligor,” when used with respect to the Notes, means the Company and any other obligor as of the date of this Indenture.

ARTICLE II

THE NOTES

Section 2.1 Form and Dating.

(a) The Initial Notes are being originally issued by the Company on the Issue Date. The Notes shall be issued in fully registered certificated global form without coupon, and in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.

(b) The terms and provisions of the Notes, the form of which is in Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c) The Notes may have notations, legends or endorsements as specified in Section 2.8 or as otherwise required by law, stock exchange rule or DTC rule or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

(d) Notes originally offered and sold to QIBs in reliance on Rule 144A shall be represented by a single permanent global certificate (which may be subdivided) without interest coupons (each, a “Rule 144A Global Note”).

(e) Notes originally offered and sold outside the United States of America in reliance on Regulation S shall be represented by a single permanent global certificate (which may be subdivided) without interest coupons (each, a “Regulation S Global Note”).

Section 2.2 Execution and Authentication.

(a) An Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by an Officer of the Company (the “Company Order”). A Company Order shall specify the amount of the Notes to be authenticated and the date on which such original issue of Notes is to be authenticated.

(d) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(e) In case a Surviving Entity has executed an indenture supplemental hereto with the Trustee pursuant to Article IV any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Surviving Entity, be exchanged for other Notes executed in the name of the Surviving Entity with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Surviving Entity, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Surviving Entity pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Surviving Entity, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.3 Registrar, Transfer Agent and Paying Agent.

(a) The Company shall maintain an office or agency in the Borough of Manhattan, City of New York, and, as long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange so require, in Luxembourg (which office or agency may be an office of the Trustee or an affiliate of the Trustee), where Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar” and “Transfer Agent,” respectively), where Notes may be presented for payment (the “Paving Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-Registrars and one or more additional paying agents or transfer agents. The terms “Paying Agent” and “Transfer Agent” include any additional paying agent and any additional transfer agent, as the case may be.

(b) The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company may act as Paying Agent, Registrar, co-Registrar or transfer agent.

(c) The Company initially appoints the Corporate Trust Office as Registrar, Paying Agent, Transfer Agent and agent for service of demands and notices in connection with the Notes and this Indenture (and the Corporate Trust Office hereby accepts such appointment), until such time as another Person is appointed as such.

(d) The Company shall, to the extent permitted by law, ensure that it maintains a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the European Union Council of Economic and Finance (“ECOFIN”) council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

(e) The Company may change the Registrar, Paying Agent and Transfer Agent without notice to Holders.

Section 2.4 Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing to comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and that such Paying Agent shall hold in trust separate and apart from, and not commingle with any other properties, for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes (whether such money has been distributed to it by the Company or any other obligor of the Notes) in accordance with the Trust Indenture Act and shall notify the Trustee in writing of any Default by the Company or any Subsidiary Guarantor (or any other obligor on the Notes) in making any such payment. If the Company or an Affiliate of the Company or any Subsidiary Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. Upon any proceeding under any Bankruptcy Law with respect to the Company or any Affiliate of the Company or any Subsidiary Guarantor, if the Company, a Subsidiary Guarantor or such Affiliate, is then acting as Paying Agent, the Trustee shall replace the Company, such Subsidiary Guarantor or such Affiliate as Paying Agent.

The receipt by the Paying Agent or the Trustee from the Company of each payment of principal, interest and/or other amounts due in respect of the Notes in the manner specified herein and on the date on which such amount of principal, interest and/or other amounts are then due, shall satisfy the obligations of the Company herein and under the Notes to make such payment to the Holders on the due date thereof; provided, however, that the liability of any Paying Agent hereunder shall not exceed any amounts paid to it by the Company, or held by it, on behalf of the Holders under this Indenture. Notwithstanding the preceding sentence or any other provision of this Indenture to the contrary, the Company shall indemnify the Holders in the event that there is subsequent failure by the Trustee or any Paying Agent to pay any amount due in respect of the Notes in accordance with the Notes and this Indenture as shall result in the receipt by the Holders of such amounts as would have been received by them had no such failure occurred.

Section 2.5 CUSIP and ISIN Numbers. In issuing the Notes, the Company may use CUSIP and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any initial CUSIP and/or ISIN numbers and any change in the CUSIP or ISIN numbers.

Section 2.6 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.7 Global Note Provisions.

(a) Each Global Note initially shall: (i) be registered in the name of DTC or the nominee of DTC; (ii) be delivered to the Note Custodian; and (iii) bear the appropriate legend, as set forth in Section 2.8 and Exhibit A. Any Global Note may be represented by more than one certificate. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, as provided in this Indenture.

(b) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Note Custodian under such Global Note, and DTC may be treated by the Company, the Trustee, the Paying Agent and the Registrar and any of their agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, the Paying Agent or the Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by DTC. The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Certificated Notes. Global Notes shall be exchangeable for Certificated Notes only in the following limited circumstances:

(i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice;

(ii) the Company executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable; or

(iii) an Event of Default has occurred and is continuing with respect to the Notes.

In connection with the exchange of an entire Global Note for Certificated Notes pursuant to this Section 2.7(c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations.

Section 2.8 Legends.

(a) Each Global Note shall bear the legend specified therefor in Exhibit A on the face thereof.

(b) Each Restricted Note shall bear the private placement legend specified therefor in Exhibit A on the face thereof (the “Private Placement Legend”).

Section 2.9 Transfer and Exchange.

The following provisions shall apply with respect to any proposed transfer of an interest in a Rule 144A Global Note that is a Restricted Note:

(a) If (1) the owner of a beneficial interest in a Rule 144A Global Note wishes to transfer such interest (or portion thereof) to a Non-U.S. Person pursuant to Regulation S and (2) such Non-U.S. Person wishes to hold its interest in the Notes through a beneficial interest in the Regulation S Global Note, subject to the rules and procedures of DTC, upon receipt by the Note Custodian and Registrar of:

(i) instructions from the Holder of the Rule 144A Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Note equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred; and

(ii) a certificate in the form of Exhibit C from the transferor,

the Note Custodian and Registrar shall increase the Regulation S Global Note and decrease the Rule 144A Global Note by such amount in accordance with the foregoing.

(b) If the owner of an interest in a Regulation S Global Note wishes to transfer such interest (or any portion thereof) to a QIB pursuant to Rule 144A prior to the expiration of the Distribution Compliance Period therefor, subject to the rules and procedures of DTC, upon receipt by the Note Custodian and Registrar of:

(i) instructions from the Holder of the Regulation S Global Note directing the Note Custodian and Registrar to credit or cause to be credited a beneficial interest in the Rule 144A Global Note equal to the principal amount of the beneficial interest in the Regulation S Global Note to be transferred; and

(ii) a certificate in the form of Exhibit B duly executed by the transferor,

the Note Custodian and Registrar shall increase the Rule 144A Global Note and decrease the Regulation S Global Note by such amount in accordance with the foregoing.

(c) Other Transfers. Any transfer of Restricted Notes not described in Section 2.9 (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the rules and procedures of DTC, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and/or other information reasonably required by and satisfactory to it in order to ensure compliance with the Securities Act or in accordance with Section 2.9(d).

(d) Use and Removal of Private Placement Legends. Upon the registration of transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) not bearing (or not required to bear upon such registration of transfer, exchange or replacement) a Private Placement Legend, the Note Custodian and Registrar shall exchange such Notes (or beneficial interests) for beneficial interests in a Global Note (or Certificated Notes if they have been issued pursuant to Section 2.7(c)) that does not bear a Private Placement Legend. Upon the transfer, exchange or replacement of Notes (or beneficial interests in a Global Note) bearing a Private Placement Legend, the Note Custodian and Registrar shall deliver only Notes (or beneficial interests in a Global Note) that bear a Private Placement Legend unless:

(i) such Notes (or beneficial interests) are transferred pursuant to Rule 144 upon delivery to the Registrar of a certificate of the transferor in the form of Exhibit D and an Opinion of Counsel reasonably satisfactory to the Registrar;

(ii) such Notes (or beneficial interests) are transferred, replaced or exchanged after the Resale Restriction Termination Date therefor;

(iii) a transfer of such Notes is made pursuant to an effective Shelf Registration Statement, in which case the Private Placement Legend shall be removed from such Note so transferred at the request of the Holder, or the Initial Notes are exchanged for Exchange Notes pursuant to the provisions of the Registration Rights Agreement; or

(iv) in connection with such registration of transfer, exchange or replacement the Registrar shall have received an Opinion of Counsel and other evidence reasonably satisfactory to it to the effect that neither such Private Placement Legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

The Private Placement Legend on any Note shall be removed at the request of the Holder on or after the Resale Restriction Termination Date therefor. The Holder of a Global Note may exchange an interest therein for an equivalent interest in a Global Note not bearing a Private Placement Legend (other than a Regulation S Global Note) upon transfer of such interest pursuant to any of clauses (i) through (iv) of this Section 2.9(d).

(e) Consolidation of Global Notes. Nothing in this Indenture shall provide for the consolidation of any Notes with any other Notes to the extent that they constitute, as determined pursuant to an Opinion of Counsel, different classes of securities for U.S. federal income tax purposes.

(f) Retention of Documents. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Article II. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(g) Execution, Authentication of Notes, etc.

(i) Subject to the other provisions of this Section 2.9 when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article II, the Company shall execute and upon Company Order the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s or co-Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessment, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 3.7 or Section 3.10.

(iii) The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note for a period beginning: (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing; or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.10 Mutilated, Destroyed, Lost or Stolen Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code of the State of New York are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an affidavit of loss and indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-Registrar from any loss that any of them may suffer if a Note is replaced, and, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code of the State of New York), the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously Outstanding.

(b) Upon the issuance of any new Note under this Section 2.10, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Company’s counsel, the Trustee and its counsel) in connection therewith.

(c) In case any mutilated, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company may, in its discretion, pay such Notes instead of issuing a new Note in replacement thereof.

(d) Every new Note issued pursuant to this Section 2.10 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company and any other obligor upon the Notes, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 2.10 shall be exclusive and shall be in lieu of, to the fullest extent permitted by applicable law, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.11 Temporary Notes. Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and execute and upon Company Order the Trustee shall authenticate definitive Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.12 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its customary procedures or return to the Company all Notes surrendered for registration of transfer, exchange, payment or cancellation. Subject to Section 2.10, the Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.13 Defaulted Interest. When any installment of interest becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the

Notes were registered on the Record Date applicable to such installment of interest. Defaulted Interest (including any interest on such Defaulted Interest) may be paid by the Company, at its election, as provided in Section 2.13(a) or Section 2.13(b).

(a) The Company may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.13(a). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the registration books of the Registrar, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.13(b).

(b) Alternatively, the Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.13(b) such manner of payment shall be deemed practicable by the Trustee.

Section 2.14 Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture Additional Notes having terms and conditions set forth in Exhibit A identical to those of the Initial Notes, except that Additional Notes:

(a) may have a different issue price, issue date and, if applicable, date from which the interest shall accrue from the Initial Notes;

(b) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on the Initial Notes; and

(c) may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article II and Exhibit A (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws), which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Additional Notes);

provided that no Additional Notes shall constitute a different class of securities than the Initial Notes for U.S. federal income tax purposes, except for Additional Notes that have a separate CUSIP number from such Initial Notes.

ARTICLE III

COVENANTS

Section 3.1 Payment of Notes.

(a) The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Dollars on the dates and in the manner provided in the Notes and in this Indenture. Prior to 11:00 a.m. (New York City time) on the Business Day prior to each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. If the Company or an Affiliate of the Company is acting as Paying Agent, the Company or such Affiliate shall, prior to 11:00 a.m. (New York City time) on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company or an Affiliate of the Company) holds in accordance with this Indenture U.S. Dollars designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. Notwithstanding the foregoing, the Company may elect to make the payments of interest by check mailed to the registered Holders at their registered addresses.

(b) If a Holder of Notes in an aggregate principal amount of at least U.S.$1,000,000 has given wire transfer instructions to the Company, the Company shall make all principal and interest payments on those Notes in accordance with such instructions.

(c) Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2 Maintenance of Office or Agency.

(a) The Company shall maintain each office or agency required under Section 2.3 where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and, in accordance with Section 2.3, the Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency.

(b) The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York or, so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange so require, in Luxembourg, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.3 Corporate Existence. Subject to Article IV, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.4 Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or for which it or any of them are otherwise liable, or upon the income, profits or property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with Mexican FRS or where the failure to effect such payment shall not be disadvantageous to the Holders in any material respect.

Section 3.5 Further Instruments and Acts. The Company and each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as may be required by applicable law to carry out more effectively the purpose of this Indenture.

Section 3.6 Waiver of Stay, Extension or Usury Laws. The Company and each Subsidiary Guarantor covenants (to the fullest extent permitted by applicable law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Subsidiary Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture. The Company and each Subsidiary Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.7 Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase Notes (the “Change of Control Offer”), pursuant to which the Company shall be required, if requested by any Holder, to purchase all or a portion (in integral multiples of U.S.$1,000, provided that the principal amount of such Holder’s Note shall not be less than U.S.$100,000) of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”).

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(c) If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer shall be cancelled and cannot be reissued.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.7, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by doing so.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in compliance with the conditions and requirements of this Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) The provisions of this Section 3.7 shall be applicable whether or not any other provisions of this Indenture are applicable. The obligation of the Company to make an offer to purchase the Notes as a result of the occurrence of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of Holders of a majority in principal amount of the Notes.

Section 3.8 Limitation on Incurrence of Additional Indebtedness.

(a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) except that the Company and its Restricted Subsidiaries may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the net proceeds therefrom, (a) the Company’s Consolidated Fixed Charge Coverage Ratio is greater than or equal to 2.0 to 1.0 and (b) the Company’s Consolidated Leverage Ratio is less than 3.50 to 1.0.

(b) Notwithstanding Section 3.8(a), the Company and its Restricted Subsidiaries, as applicable, may, at any time, Incur the following Indebtedness (“Permitted Indebtedness”):

(i) Indebtedness in respect of the Notes (excluding Additional Notes);

(ii) subject to compliance with Section 3.16, Guarantees by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary, in each case permitted under this Section 3.8;

(iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(iv) Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and for bona fide hedging purposes and not for speculative purposes;

(v) intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries (in each case, other than a Receivables Subsidiary); provided that:

(1) such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture; and

(2) in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred by the Company or the relevant Restricted Subsidiary, as the case may be, and not permitted by this clause (v) at the time such event occurs;

(vi) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(vii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(viii) Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company or any Restricted Subsidiary in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or any Restricted Subsidiary (in each case, other than for an obligation for borrowed money);

(ix) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in part or in full or deposited to defease or discharge the Notes, in each case in accordance with this Indenture;

(x) Refinancing Indebtedness in respect of:

(1) Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred pursuant to Section 3.8(a) (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to such Section 3.8(a)); or

(2) Indebtedness Incurred pursuant to Section 3.8(b)(i), Section 3.8(b)(iii) or Section 3.8(b)(xiii) or pursuant to this Section 3.8(b)(x) (in each case, excluding Indebtedness owed to the Company or a Subsidiary of the Company);

(xi) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiary in connection with such disposition;

(xii) Strategic Subordinated Indebtedness;

(xiii) Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; and provided, further, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Company would be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.8(a); or

(2) the Company’s Consolidated Fixed Charge Coverage Ratio would be higher than immediately prior to such acquisition and the Company’s Consolidated Leverage Ratio would be lower than immediately prior to such acquisition;

(xiv) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed U.S.$20.0 million (or the equivalent in other currencies) at any one time outstanding; and

(xv) in addition to Indebtedness referred to in Section 3.8(b)(i) through Section 3.8((b)(xiv), Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed U.S.$50.0 million (or the equivalent in other currencies) at any one time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant:

(i) the outstanding principal amount of any item of Indebtedness shall be counted only once;

(ii) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in Section 3.8(a) or Section 3.8(b)(i) through Section 3.8((b)(xiv) or is entitled to be incurred pursuant to Section 3.8(b)(xv), the Company may, in its sole discretion, divide and classify (or at any time reclassify) such item of Indebtedness in any manner that complies with this Section 18;

(iii) Indebtedness permitted by this Section 3.8 need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by such provision and in part by one or more other provisions of this Section 3.8 permitting such Indebtedness;

(iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with Mexican FRS;

(v) Guarantees of, or obligations in respect of letters of credit or similar instruments relating to, Indebtedness which is otherwise included in the determination of any particular amount of Indebtedness shall not be included; and

(vi) the accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.8; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of Section 3.8(b) shall be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or, in the case of revolving credit Indebtedness, first committed; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 3.9 Limitation on Restricted Payments.

(a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(i) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(1) dividends or distributions payable in Qualified Capital Stock of the Company;

(2) dividends or distributions payable to the Company and/or a Restricted Subsidiary; or

(3) dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(ii) purchase, redeem or otherwise acquire or retire for value:

(1) any Capital Stock of the Company; or

(2) any Capital Stock of any Restricted Subsidiary held by an Affiliate of the Company or any Preferred Stock of a Restricted Subsidiary, except for Capital Stock held by the Company or a Restricted Subsidiary or purchases, redemptions, acquisitions or retirements for value of Capital Stock on a pro rata basis from the Company and/or any Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand;

(iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness; or

(iv) make any Investment (other than Permitted Investments),

if at the time of the Restricted Payment and immediately after giving pro forma effect thereto:

(A) a Default or an Event of Default has occurred and is continuing;

(B) the Company is not able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.8(a); or

(C) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, shall exceed the sum of:

(1) 50% of cumulative Consolidated Net Income of the Company or, if such cumulative Consolidated Net Income of the Company is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(2) 100% of the aggregate net cash proceeds received by the Company from any Person from any contribution to the Capital Stock of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case subsequent to the Issue Date; or

(3) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange);

(4) 100% of the aggregate net cash proceeds received by the Company upon the sale, liquidation or repayment of any Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee; and

(5) in the case of a Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(i) the portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary, in each case at the time of such Revocation; and

(ii) the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment,

excluding, in each case, any net cash proceeds:

(x) received from a Subsidiary of the Company;

(y) used to acquire Capital Stock or other assets from an Affiliate of the Company; or

(z) applied in accordance with Section 3.9(b)(ii) or Section 3.9(b)(iii) below.

(b) Notwithstanding Section 3.9(a), this Section 3.9 shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration pursuant to Section 3.9(a);

(ii) the acquisition of any shares of Capital Stock of the Company either (A) in exchange for Qualified Capital Stock of the Company or (B) through the application of the net cash proceeds received by the Company from (x) a substantially concurrent sale of Qualified Capital Stock of the Company or (y) a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company; provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds shall be excluded from Section 3.9(a)(C)(3) (and were not included therein at any time);

(iii) the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for or through the application of net cash proceeds of a substantially concurrent sale other than to a Subsidiary of the Company, of:

(x) Qualified Capital Stock of the Company or

(y) Refinancing Indebtedness for such Subordinated Indebtedness;

provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from this Section 3.9(C)(3) (and were not included therein at any time);

(iv) if no Default or Event of Default (other than solely pursuant to Section 6.1(a)(iii)) has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company issued or Incurred in accordance with Section 3.8 to the extent such payments are included in the definition of “Consolidated Fixed Charges”;

(v) if no Default or Event of Default has occurred and is continuing, repurchases by the Company of Capital Stock of the Company or options, warrants or other securities exercisable or convertible into Capital Stock of the Company from employees or directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of the employees or directors, in an amount not to exceed U.S.$1.0 million (or the equivalent in other currencies) in any calendar year and U.S.$2.5 million (or the equivalent in other currencies) in the aggregate; and

(vi) if no Default or Event of Default has occurred and is continuing or would exist after giving pro forma effect thereto, Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (vi), does not exceed U.S.$15.0 million (or the equivalent in other currencies).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to Section 3.9(b)(i) (without duplication for the declaration of the relevant dividend), Section 3.9(b)(iv), Section 3.9(b)(v) and Section 3.9(b)(vi) shall be included in such calculation and amounts expended pursuant to Section 3.9(b)(ii) and Section 3.9(b)(iii) shall not be included in such calculation.

The amount of any Restricted Payments not in cash shall be the Fair Market Value on the date of such Restricted Payment of the property, assets or securities proposed to be paid, transferred or issued by the Company or the relevant Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Section 3.10 Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(ii) at least 75% of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale is in the form of (1) cash or Cash Equivalents; (2) assets (other than current assets as determined in accordance with Mexican FRS or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; (3) Capital Stock in a Person engaged solely in a Permitted Business that shall become a Restricted Subsidiary as a result of such Asset Sale; or (4) a combination of cash, Cash Equivalents and such assets.

Solely for the purposes of this Section 3.10(a), the following are deemed to be cash or Cash Equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary by any Person and the release of the Company or such Restricted Subsidiary from any liability in connection with the Asset Sale; and (y) any securities received by the Company or any Restricted Subsidiary that are promptly converted by the Company or any Restricted Subsidiary into cash or Cash Equivalents.

(b) The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 365 days thereof to:

(i) repay, prepay or purchase any Senior Indebtedness of the Company or any Restricted Subsidiary, in each case for borrowed money or constituting a Capitalized Lease Obligation and permanently reduce the commitments with respect thereto without Refinancing; or

(ii) purchase (or enter into a binding agreement to purchase; provided that such purchase is consummated within 90 days after the date that is 365 days after such Asset Sale):

(1) assets (other than current assets as determined in accordance with Mexican FRS or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; or

(2) Capital Stock of a Person engaged solely in a Permitted Business that shall become, upon purchase, a Restricted Subsidiary,

in each case from a Person other than the Company and its Restricted Subsidiaries;

(c) To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 365 days of the Asset Sale as described in Section 3.10(b)(i) or Section 3.10(b)(ii) (or, if a binding agreement has been entered into as set forth in Section 3.10(b)(ii), the date of the expiration of the 90-day period set forth in such Section 3.10(b)(ii)), the Company shall make an offer to purchase Notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest thereon, to the purchase date (the “Asset Sale Offer Amount”). The Company shall purchase pursuant to an Asset Sale Offer from all tendering

Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Senior Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Indebtedness to be purchased equal to such unapplied Net Cash Proceeds. The Company may satisfy its obligations under this Section 3.10 with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant 365-day period.

(d) The purchase of Notes pursuant to an Asset Sale Offer shall occur on a date not less than 20 Business Days following the date thereof, or any longer period as may be required by applicable law or regulation, nor more than 60 days following the 365th day following the Asset Sale (or, if a binding agreement has been entered into as set forth in Section 3.10(b)(ii), not more than 60 days following the date of the expiration of the 90-day period set forth in Section 3.10(b)(ii)). The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of U.S.$25.0 million (or the equivalent in other currencies). At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of U.S.$25.0 million (or the equivalent in other currencies), shall be applied as required pursuant to this Section 3.10. Pending application in accordance with this Section 3.10, Net Cash Proceeds shall be applied to temporarily reduce revolving credit borrowings, if any, that can be re-borrowed or Invested in Cash Equivalents.

(e) Upon receiving the Asset Sale Offer Notice, Holders may elect to tender their Notes in whole or in part in integral multiples of U.S.$1,000 in exchange for cash; provided that the principal amount of each such tendering Holder’s Note shall not be less than U.S.$100,000.

(f) On the Asset Sale Offer Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(ii) deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(g) To the extent that Holders of Notes and holders of other Senior Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes or the other Senior Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company shall purchase the Notes and the other Senior Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer shall be cancelled and cannot be reissued.

(h) Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds shall be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries.

(i) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 4.1 the Surviving Entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 3.10, and shall comply with the provisions of this Section 3.10 with respect to the deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of properties and assets of the Company or its Restricted Subsidiaries so deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 3.10.

(j) For the purposes of this Section 3.10, if at any time, any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant within 365 days of conversion or disposition.

(k) The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.10, the Company shall comply with those laws and regulations and shall not be deemed to have breached its obligations under this Section 3.10 by doing so.

Section 3.11 Limitation on Designation of Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i) no Default or Event of Default has occurred and is continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 3.14;

(ii) at the time of and after giving effect to such Designation, the Company could Incur U.S.$1.00 of additional Indebtedness pursuant to Section 3.8(a); and

(iii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted Payment pursuant to Section 3.9(a) in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(i) no Default or Event of Default has occurred and is continuing at the time of and after giving effect to such Revocation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(c) The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by a Board Resolution of the Board of Directors of the Company and an Officers’ Certificate, delivered to the Trustee certifying compliance with the preceding provisions.

Section 3.12 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in Section 3.12(b), the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(ii) make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Section 3.12(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order;

(ii) this Indenture or the Notes;

(iii) any agreement governing Acquired Indebtedness, not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(iv) restrictions on the transfer of assets subject to any Permitted Lien;

(v) customary provisions restricting the ability of any Restricted Subsidiary to undertake any action described in Section 3.12(a)(i) through Section 3.12(a)(iii) in joint venture agreements and other similar agreements entered into in the ordinary course of business and with the approval of the Board of Directors of the Company;

(vi) restrictions in other Indebtedness incurred by a Restricted Subsidiary of the Company in compliance with Section 3.8; provided that such restrictions are not materially more restrictive with respect to such encumbrances and restrictions than those applicable to Restricted Subsidiaries in agreements related to Indebtedness referenced in Section 3.12(b)(ii);

(vii) customary restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(viii) customary non-assignment provisions of any license or other contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset that is subject to a Lien that secures Indebtedness, in each case permitted to be Incurred under this Indenture;

(ix) restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(x) customary restrictions imposed on the transfer of copyrighted or patented materials;

(xi) contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Subsidiary that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; and

(xii) Purchase Money Indebtedness and Capital Lease Obligations for assets acquired in the ordinary course of business that impose encumbrances and restrictions only on the assets so acquired or subject to lease.

Section 3.13 Limitation on Liens.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness or trade payables, unless contemporaneously therewith effective provision is made to secure the Notes, any Subsidiary Guarantees and all other amounts due under this Indenture equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or any Subsidiary Guarantee prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien.

Section 3.14 Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(ii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of U.S.$1.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction shall be set forth in an Officers’ Certificate delivered to the Trustee stating that such transaction complies with this Section 3.14(a);

(iii) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of U.S.$10.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with this Section 3.14(a); and

(iv) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value in excess of U.S.$25.0 million (or the equivalent in other currencies), the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and any such Restricted Subsidiary, if any, from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(b) The provisions of Section 3.14(a) shall not apply to:

(i) Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (in each case, other than any Receivables Subsidiary);

(ii) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors of the Company;

(iii) Affiliate Transactions undertaken pursuant to the terms of any agreement or arrangement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as such agreements or arrangements may be amended, modified, supplemented, extended or renewed from time to time; provided that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms are not materially more disadvantageous to the Holders of the Notes as a whole than the terms of the agreements or arrangements in effect on the Issue Date;

(iv) any Restricted Payments made in compliance with Section 3.9;

(v) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(vi) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business and not exceeding U.S.$1,000,000 (or the equivalent in other currencies) outstanding at any one time;

(vii) contracts for the provision of telecommunications or related services in the ordinary course of business with Alfa or AT&T or their respective Affiliates; provided the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and provided, further, that in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$25.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of any disinterested members thereof), the approval to be evidenced by a Board Resolution of Board of Directors of the Company stating that the Board of Directors has determined that such transaction complies with this clause (vii); and

(viii) any issuance or sale of Capital Stock of the Company (other than Disqualified Stock) to Affiliates of the Company.

Section 3.15 Conduct of Business. The Company and its Restricted Subsidiaries shall not engage in any business other than a Permitted Business.

Section 3.16 Limitation on Guarantees by Restricted Subsidiaries.

(a) The Company shall not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, to Guarantee any Indebtedness of the Company or any other Restricted Subsidiary or otherwise to Incur any Indebtedness having an aggregate principal amount for all non-guarantor Restricted Subsidiaries in excess of U.S.$10.0 million (or the equivalent in other currencies) at any one time outstanding, unless, in any such case:

(1) such Restricted Subsidiary executes and delivers to the Trustee, together with an Opinion of Counsel to the effect that the Restricted Subsidiary has the legal authority to, and may validly, execute, a supplemental indenture to this Indenture and a Subsidiary Guarantee to be annexed to the Notes substantially in the form of, Exhibit E and Exhibit F, respectively; and

(2) if such Guarantee is provided or other Indebtedness is Incur with respect to Senior Indebtedness, the Subsidiary Guarantee shall be pari passu with such Guarantee or other Indebtedness, as the case may be; and if such Guarantee is provided or other Indebtedness is Incur with respect to Subordinated Indebtedness, the Subsidiary Guarantee shall be senior to such Guarantee or other Indebtedness, as the case may be.

The Obligations of each Restricted Subsidiary in respect of its Subsidiary Guarantee shall be limited to the maximum amount as shall result in the Obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

(b) Each Restricted Subsidiary shall be released and relieved of its obligations under its Subsidiary Guarantee in the event that:

(i) there is a sale or other disposition of Capital Stock of such Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary are sold or otherwise disposed of (including by way of merger or consolidation), following which such Restricted Subsidiary is no longer a direct or indirect Subsidiary (other than a Receivables Subsidiary) of the Company;

(ii) such Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 3.11;

(iii) there is a Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.1 or satisfaction and discharge of this Indenture as described under Section 8.7; or

(iv) the Indebtedness, the Incurrence of which gave rise to such Restricted Subsidiary’s obligation to provide such Subsidiary Guarantee, has been repaid in full or otherwise discharged;

provided that such transaction is carried out pursuant to, and in accordance with, the applicable provisions of this Indenture.

Section 3.17 Reports to Holders.

(a) The Company, whether or not it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, shall:

(i) file with the SEC, to the extent permitted:

(1) annual reports on Form 20-F (or any successor form) containing the information that would be required to be contained therein within 120 days after the end of each fiscal year, including, to the extent so required by applicable SEC rules and regulations, a reconciliation to U.S. GAAP;

(2) reports on Form 6-K (or any successor form) that include quarterly financial statements and a discussion of the Company’s financial condition and results of operations in accordance with past practice within 60 days after the end of each of the first three fiscal quarters of each fiscal year; and

(3) such other reports on Form 6-K (or any successor form) promptly from time to time after the occurrence of an event that would be required to be reported thereon; and

(ii) unless such information is publicly available on the SEC’s EDGAR System, provide the Trustee for the benefit of the Holders with copies of the reports referred to in clause (1) within 15 days after such reports are required to be filed with the SEC (including in the event that any such filing with the SEC is not permitted).

(b) The Company and any Guarantors shall file with the Trustee and the SEC, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act.

(c) At any time when the Company is not subject to or is not current in its reporting obligations under Section 3.17(a), the Company shall make available, upon request, to any Holder an any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

(d) So long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, the Company shall make available the information specified in this Section 3.17 at the specified office of the Luxembourg Paying Agent for the Notes.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.18 Listing.

(a) In the event that the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, the Company shall use its commercially reasonable efforts to maintain such listing; provided that if, as a result of the European Union regulated market amended Directive 2001/34/EC (the “Transparency Directive”) or any legislation implementing the Transparency Directive or other directives or legislation, the Company could be required to publish financial information either more regularly than it otherwise would be required to or according to accounting principles which are materially different from the accounting principles which the Company would otherwise use to prepare its published financial information, the Company may delist the Notes from the Luxembourg Stock Exchange in accordance with the rules of such Exchange and seek an alternative admission to listing, trading and/or quotation for the Notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as the Board of Directors of the Company may decide.

(b) From and after the date the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and so long as it is required by the rules of such Exchange, all notices to the Holders shall be published in English in accordance with Section 10.1(b).

Section 3.19 Payment of Additional Amounts.

(a) The Company and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee shall pay to Holders of the Notes such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of interest (including any premium paid upon redemption of the Notes and any discount deemed interest under Mexican law) or principal to the Holders shall not be less than the amount provided for in the Notes. The term, “net payment,” means the amount that the Company, any Restricted Subsidiary that provides a Subsidiary Guarantee or a Paying Agent pays any Holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed with respect to that payment by Mexico or any political subdivision or taxing authority of any nature thereof or therein (“Taxing Authority”).

(b) The Company and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee, shall not pay Additional Amounts to any Holder for or solely on account of any of the following:

(i) any Taxes imposed solely because at any time there is or was a connection between the Holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a Note);

(ii) any estate, inheritance, gift or similar tax, assessment or other governmental charge imposed with respect to the Notes;

(iii) any Taxes imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation thereunder or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ notice that Holders shall be required to provide such information and identification;

(iv) any Taxes payable otherwise than by deduction or withholding from payments on the Notes;

(v) any Taxes with respect to a Note presented for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

(vi) any withholding or deduction imposed on a payment to or for the benefit of an individual that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusion of the ECOFIN council meeting on November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vii) any withholding or deduction that is imposed on a Note presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the Note to another paying agent in a Member State of the European Union; and

(viii) any payment on the Note to a Holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note.

(c) The limitations on the obligations of the Company and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee to pay Additional Amounts set forth in Section 3.19(b)(iii) shall not apply:

(i) if the provision of information, documentation or other evidence described in such Section 3.19(b)(iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico income tax treaty), regulations and administrative practice; or

(ii) if the provisions of Article 195, Section II of the Mexican Income Tax Law (Ley de Impuestos Sobre la Rentd) (or a substitute or equivalent provision) is in effect, unless (A) the provision of the information, documentation or other evidence described in such Section 3.19(b)(iii) is expressly required by the applicable Mexican laws and regulations in order to apply such Article 195, Section II (or substitute or equivalent provision), (B) the Company or any Restricted Subsidiary cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (C) the Company or any Restricted Subsidiary otherwise would meet the requirements for application of the applicable Mexican laws and regulations.

In addition, such Section 3.19(b)(iii) does not require, and shall not be construed to require, that any Person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Mexican Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

(d) Promptly upon request, the Company or any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Mexican taxes in respect of which the Company or such Restricted Subsidiary has paid any Additional Amount. The Company shall make copies of such documentation available to the Holders of the Notes or the Paying Agent upon request.

(e) In the event of any merger or other transaction described and permitted under Section 4.1, then all references to Mexico, Mexican law or regulations, and Mexican political subdivisions or taxing authorities under this Section 3.19 and under Article V and Section 5 of Exhibit A shall be deemed to also include the United States and any political subdivision therein or thereof, U.S. law or regulations, and any taxing authority of the United States or any political subdivision therein or thereof, respectively.

Section 3.20 Compliance Certificates. The Company shall deliver to the Trustee within 105 days after the end of each fiscal year of the Company an Officers’ Certificate signed by any two of its principal executive officer, its principal financial officer and its principal accounting officer stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

ARTICLE IV

LIMITATION ON MERGER, CONSOLIDATION AND SALE OF ASSETS

Section 4.1 Merger, Consolidation and Sale of Assets.

(a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(i) either:

(1) the Company is the surviving or continuing corporation; or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(a) is a corporation organized and validly existing under the laws of Mexico or the United States of America, any State thereof or the District of Columbia and

(b) expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and interest on all of the Notes and the performance and observance of the covenants of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(2)(b) (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either:

(1) be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.8(a); or

(2) have (x) a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction and (y) a Consolidated Leverage Ratio of not more than the Consolidated Leverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

provided that the provisions of Section 4.1(a)(ii) shall not apply to:

(a) any transfer of the properties or assets of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(b) any merger of a Restricted Subsidiary into the Company or another Restricted Subsidiary; or

(c) any merger of the Company into an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction,

so long as, in each case the Indebtedness of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby;

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(2)(b) (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or is continuing;

(iv) any Restricted Subsidiary that after the Issue Date provides a Subsidiary Guarantee (including Persons that are required to provide Subsidiary Guarantees as a result of the transaction) has confirmed by supplemental indenture that its Subsidiary Guarantee shall apply for the Obligations of the Surviving Entity in respect of this Indenture, the Notes and the Registration Rights Agreement;

(v) if the Company is organized under Mexican law and merges with a corporation, or the Surviving Entity is, organized under the laws of the United States, any State thereof or the District of Columbia or the Company is organized under the laws of the United States, any State thereof or the District of Columbia and merges with a corporation, or the Surviving Entity is, organized under the laws of Mexico, the Company or the Surviving Entity shall have delivered to the Trustee an Opinion of Counsel from Mexican counsel and U.S. counsel to the effect that, as applicable:

(1) the Holders of the Notes shall not recognize income, gain or loss for U.S. or Mexican income tax purposes as a result of the transaction and shall be taxed in the Holder’s home jurisdiction in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are required to be paid on the Notes) and at the same times as would have been the case if the transaction had not occurred;

(2) any payment of interest or principal under or relating to the Notes or any Subsidiary Guarantee shall be paid in compliance with any requirements under Section 3.19; and

(3) no other taxes on income, including capital gains, shall be payable by Holders of the Notes under the laws of Mexico or the United States relating to the acquisition, ownership or disposition of the Notes, including the receipt of interest or principal thereon; provided that the Holder is not a tax resident of Mexico or the United States, as applicable, and does not use or hold, and is not deemed to use or hold the Notes in carrying on a business in Mexico or the United States; and

(vi) the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent herein relating to the transaction have been satisfied.

(b) For purposes of this Section 4.1, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this Section 4.1, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this Section 4.1 shall not affect the obligations of the Company (including a Surviving Entity, if applicable) under Section 3.7, if applicable.

Any merger, consolidation, transfer or sale of assets conducted in accordance with this Section 4.1 shall be deemed to have been authorized by the Holders of the Notes for purposes of Article 225 of the Mexican Law on Commercial Companies (Ley General de Sociedades Mercantiles).

ARTICLE V

OPTIONAL REDEMPTION OF NOTES

Section 5.1 Optional Redemption. The Company may redeem the Notes, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in the form of Notes in Exhibit A.

Section 5.2 Election to Redeem. The Company shall evidence its election to redeem any Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3 Notice of Redemption.

(a) The Company shall give or cause the Trustee to give notice of redemption, in the manner provided for in Section 10.1, not less than 30 nor more than 60 days prior to the Redemption Date by first-class mail, postage prepaid, to each Holder of Notes to be redeemed at its registered address. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.

(b) If either (i) the Company is not redeeming all Outstanding Notes, or (ii) the Company elects to have the Trustee give notice of redemption, then the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee is satisfied with a shorter period), an Officers’ Certificate requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by Section 5.3(c) (with the exception of the identification of the particular Notes, or portions of the particular Notes, to be redeemed in the case of a partial redemption). If the Company elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Company and at the Company’s expense.

(c) All notices of redemption shall state:

(i) the Redemption Date;

(ii) the redemption price and the amount of any accrued interest payable as provided in Section 5.6;

(iii) whether or not the Company is redeeming all Outstanding Notes;

(iv) if the Company is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that shall be Outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Company is redeeming;

(v) if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed;

(vi) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.6 shall become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, shall cease to accrue on and after the Redemption Date;

(vii) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price; and

(viii) the CUSIP or ISIN number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

Section 5.4 Selection of Notes to Be Redeemed in Part.

(a) If the Company is not redeeming all Outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if such securities exchange has no requirement governing redemption or the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or any other method as the Trustee shall deem fair and appropriate. The Trustee shall make the selection from the Outstanding Notes not previously called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption. The Company may redeem Notes in denominations of U.S. $100,000 only in whole. The Trustee may select for redemption portions (equal to U.S.$100,000 or any integral multiple of U.S.$1,000) of the principal of Notes that have denominations larger than U.S.$100,000.

(b) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.5 Deposit of Redemption Price. Prior to 11:00 a.m. New York City time on the Business Day prior to the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on that date.

Section 5.6 Notes Payable on Redemption Date. If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article V, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date. If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.7 Unredeemed Portions of Partially Redeemed Note. Upon surrender of a Note that is to be redeemed in part, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered; provided that each new Note shall be in a principal amount of U.S.$100,000 or integral multiples of U.S.$1,000 excess thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default.

(a) Each of the following is an “Event of Default” with respect to the Notes:

(i) default in the payment when due of the principal of (including, in each case, any related Additional Amounts) any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer or an Asset Sale Offer;

(ii) default for 30 days or more in the payment when due of interest (including any related Additional Amounts) on any Notes;

(iii) the failure to perform or comply with any of the provisions described under Section 4.1;

(iv) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained herein or in the Notes for 45 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(v) default by the Company or any Restricted Subsidiary under any Indebtedness which:

(1) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity;

and the principal or accreted amount of Indebtedness covered by (1) or (2) at the relevant time, aggregates U.S.$20.0 million (or the equivalent in other currencies) or more;

(vi) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments against any of them, aggregating U.S.$20.0 million (or the equivalent in other currencies) or more, which are not paid, discharged or stayed for a period of 60 days or more (to the extent not covered by a reputable and creditworthy insurance company that has acknowledged liability therefor in writing);

(vii) the rights granted to the Company by its Public Telecommunications Concession are for any reason terminated, and such termination has not been waived, discharged or stayed for a period of 60 days or more;

(viii) the occurrence of a Bankruptcy Law Event of Default; or

(ix) except as permitted herein, any Subsidiary Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Restricted Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

(b) The Company shall as promptly as reasonably practicable deliver to the Trustee upon becoming aware of any Default or Event of Default written notice of events which would constitute such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof. In addition, the Company shall deliver to the Trustee, within 105 days after the end of each fiscal year, an Officers’ Certificate as required by Section 3.20.

Section 6.2 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.1(a)(viii) with respect to the Company) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the unpaid principal of and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in Section 6.1(a)((viii) occurs with respect to the Company, then the unpaid principal of and accrued and unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.2(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission shall affect any subsequent Default or impair any rights relating thereto.

Section 6.3 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults. Subject to Section 6.2, the Holders of a majority in principal amount of the Outstanding Notes may waive any existing Default or Event of Default hereunder, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Section 6.5 Control by Majority. Subject to the provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

Section 6.6 Limitation on Suits.

(a) No Holder of any Notes shall have any right to institute any proceeding with respect hereto or for any remedy hereunder, unless:

(i) such Holder gives to the Trustee written notice of a continuing Event of Default;

(ii) Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to pursue the remedy;

(iii) such Holders of the Notes provide to the Trustee satisfactory indemnity;

(iv) the Trustee does not comply within 60 days; and

(v) during such 60 day period the Holders of a majority in principal amount of the Outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note may institute suit for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note. Notwithstanding any provision of this Indenture to the contrary, no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision hereof (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed herein or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) and Section 6.1(a)(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.7. Subject to all provisions hereof and applicable law, the Holders of a majority in aggregate principal amount of the then Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Section 6.9 Trustee May File Proofs of Claim, etc.

(a) In case of any judicial proceeding relative to the Company (or any other obligor upon the Notes), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee may (irrespective of whether the principal of the Notes is then due):

(i) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company, any Subsidiary Guarantor or any Subsidiary of the Company or their respective creditors or properties; and

(ii) collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.7.

(b) Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount pursuant to any Subsidiary Guarantee from any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may, upon notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. All parties agree, and each Holder by its acceptance of its Notes shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant in the manner and to the extent provided in the Trust Indenture Act. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of a Default or an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions, which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (it being understood that the Trustee need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, Section 6.5 or Section 6.8.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision hereof shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting at the direction of the Company, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon notice to the Company, to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default (other than payment default under Section 6.1(a)(i) or Section 6.1(a)(ii)) unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, without limitation, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents; labor disputes; acts of civil or military authority or governmental actions (it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances).

Section 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10 and Section 7.11.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder.

Section 7.5 Notice of Defaults. If a Default occurs hereunder with respect to the Notes, the Trustee shall give the Holders of the Notes notice of such Default as and to the extent provided by the Trust Indenture Act. In addition, if a Default or Event of Default occurs and is continuing and if it is a payment default or a Trust Officer has actual knowledge thereof, or has received written notice thereof pursuant to Section 7.2(g) the Trustee shall mail to each Holder, with a copy to the Company, notice of the Default or Event of Default within 45 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as its Trust Officer in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6 Reports by Trustee to Holders. The Trustee shall comply with Section 313 of the Trust Indenture Act (with the exception of Section 313(d)). The Company agrees to promptly notify the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.7 Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it in connection with the performance of its duties under this Indenture, except for any such expense as may arise from the Trustee’s negligence, willful misconduct or bad faith. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

(b) The Company shall indemnify the Trustee against any and all loss, damage, claim, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense. The Company need not pay for any settlement made without its written consent.

(c) To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

(d) The Company’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Bankruptcy Law Event of Default, the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section 7.7 or Section 6.10.

Section 7.8 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company. In addition, the Holders of a majority in aggregate principal amount of the then Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. Moreover, if the Trustee is no longer eligible pursuant to the Trust Indenture Act to act as such, or does not have a combined capital and surplus of at least U.S.$50 million as set forth in its most recent published annual report or does not have its corporate trust office in the City of New York, New York, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. The Company shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the then Outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders and, so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market and the rules of such Exchange so require, the successor Trustee shall also publish notice as described in Section 10.1. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or national banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee; provided that such Persons shall be otherwise qualified and eligible under this Article VII.

(b) In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10 Eligibility; Disqualification.

(a) The Trustee shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least U.S.$50 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust Indenture Act.

(b) If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

Section 7.11 Preferential Collection of Claims Against Company. The Trustee shall comply with Section 311(a) of the Trust Indenture Act. A Trustee who has resigned or been removed shall comply with the requirements of Section 311(a) of the Trust Indenture Act to the extent indicated.

Section 7.12 Luxembourg Paving Agent. The rights, protections and immunities granted to the Trustee under this Article VII shall apply mutatis mutandis to the Luxembourg Paying Agent.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1 Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option, at any time, upon compliance with the conditions set forth in Section 8.2, elect to have either Section 8.1(b) or Section 8.1(c) be applied to the Outstanding Notes.

(b) Upon the Company’s exercise under Section 8.1(a) of the option applicable to this Section 8.1(b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes on the 91st day after the deposit specified in Section 8.2(a) (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be Outstanding only for the purposes of the sections of this Indenture referred to in clause (i) or (ii) of this Section 8.1(b), and the Company shall have been deemed to have satisfied all their other obligations under such Notes, and hereunder (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders to receive solely from the trust described in Section 8.2(a) below, as more fully set forth in such section, payments in respect of the principal of and interest on the Notes when such payments are due,

(ii) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, and

(iv) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.1(b) notwithstanding the prior exercise of its option under Section 8.1(c).

(c) Upon the Company’s exercise under Section 8.1(a) of the option applicable to this Section 8.1(c), the Company and its Restricted Subsidiaries shall be subject to the satisfaction of the applicable conditions set forth in Section 8.2, released and discharged from their obligations under the covenants (including, without limitation, the obligations contained in Section 3.4, Section 3.7, Section 3.8, Section 3.9, Section 3.10, Section 3.11, Section 3.12,

Section 3.13, Section 3.14, Section 3.15, Section 3.16, Section 3.17, Section 3.18 and Section 3.19(ii) with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be Outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default with respect to the Notes under Section 6.1(a)(iii), but, except as specified above, the remainder hereof and such Notes shall be unaffected thereby.

Section 8.2 Conditions to Defeasance. The Company may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(a) the Company has irrevocably deposited with the Trustee, in trust, for the benefit of the Holders cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that:

(i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) in the case of Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee:

(i) an Opinion of Counsel from Mexican counsel reasonably acceptable to the Trustee and independent of the Company to the effect that, based upon Mexican law then in effect, Holders shall not recognize income, gain or loss for Mexican tax purposes, including withholding tax except for withholding tax then payable on interest payments due, as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and shall be subject to Mexican taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred, or

(ii) a ruling directed to the Trustee received from the tax authorities of Mexico to the same effect as the Opinion of Counsel described in Section 8.2(d)(i);

(e) no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to Section 8.2(a) (except any Default or Event of Default resulting from any failure to comply with Section 3.8 as a result of the borrowing of the funds required to effect such deposit);

(f) the Company has delivered to the Trustee an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(g) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(h) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(i) the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(j) the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust resulting from the deposit does not constitute, or is not qualified as, a regulated investment company under the U.S. Investment Company Act of 1940, as amended.

Section 8.3 Application of Trust Money. The Trustee shall hold in trust U.S. Dollars or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the U.S. Dollars from U.S. Government Obligations, together with earnings thereon, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes. Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Dollars or U.S. Government Obligations held by it as provided in this Section 8.3 which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.4 Repayment to Company.

(a) The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them upon payment of all the obligations under this Indenture.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.5 Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations deposited with the Trustee pursuant to this Article VIII.

Section 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Dollars or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Dollars or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.7 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for herein) as to all Outstanding Notes, and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either:

(i) all the Notes theretofor, authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofor delivered to the Trustee for cancellation (i) have become due and payable or (ii) are to be called for redemption within 60 days under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee funds or U.S. Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofor delivered to the Trustee for cancellation, for principal of and accrued and unpaid interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(b) the Company has paid all other sums payable under this Indenture and the Notes by the Company; and

(c) the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE IX

AMENDMENTS

Section 9.1 Without Consent of Holders.

(a) The Company and the Trustee may amend, modify or supplement this Indenture and the Notes without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a successor Person of the obligations of the Company under this Indenture;

(iii) to add Subsidiary Guarantees or additional Guarantees with respect to the Notes or release the Subsidiary Guarantee of a Restricted Subsidiary in accordance with the terms of this Indenture;

(iv) to secure the Notes;

(v) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(vi) to provide for the issuance of Additional Notes;

(vii) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(viii) to conform the terms of this Indenture or the Notes with the description thereof set forth in the “Description of the Notes” section of the Offering Memorandum dated August 5, 2009 relating to the Original Offering of Notes, to the extent that such description was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

(ix) to evidence the replacement of the Trustee as provided for under this Indenture;

(x) if necessary, in connection with any release of any security permitted under this Indenture; or

(xi) to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

(b) In formulating its opinion on the foregoing, the Trustee shall be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel and an Officers’ Certificate.

(c) After an amendment under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

Section 9.2 With Consent of Holders.

(a) Modifications to, amendments of, and supplements to, this Indenture or the Notes not set forth under Section 9.1 may be made with the consent of the Holders of a majority in principal amount of the then Outstanding Notes issued under this Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(i) reduce the percentage of the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes;

(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv) make any Notes payable in money other than that stated in the Notes;

(v) make any change in the provisions of this Indenture entitling each Holder to receive payment of principal of and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(vi) amend, change or modify in any material respect any obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that that has been consummated;

(vii) eliminate or modify in any manner the obligations of a Restricted Subsidiary with respect to its Subsidiary Guarantee, which adversely affects Holders in any material respect, except as contemplated in this Indenture;

(viii) make any change to Section 3.19 that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from Taxes; or

(ix) make any change to the provisions of this Indenture or the Notes that adversely affect the ranking of the Notes.

Section 9.3 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article IX. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.2.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

Section 9.4 Notation on or Exchange of Notes. If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall execute and upon Company Order the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 9.5 Trustee to Sign Amendments and Supplements. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.1 and Section 7.2) shall be fully protected in conclusively relying upon, such evidence as it deems appropriate, including, without limitation, the documents required by Section 10.2 and solely on an Opinion of Counsel and Officers’ Certificate, each stating that such amendment or supplement is authorized or permitted hereby.

Section 9.6 Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article IX shall conform to the requirements of the Trust Indenture Act.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.

(a) Any notice or communication shall be in writing and delivered in Person, by telecopy or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or any Subsidiary Guarantor:

Alestra, S. de. R.L. de C.V.

Ave. Lazaro Cardenas No. 2321,

9th Floor

Col. Residential San Agustin

Garza Garcia, N.L.

66260 Mexico

Attention: Sergio Bravo

Fax No.: +52-81-8625-2493

if to the Trustee:

The Bank of New York Mellon

101 Barclay Street, Floor 4E

New York, NY 10286

U.S.A.

Attention: Global Finance Americas

Fax No.: 212-815-5603

if to the Luxembourg Paying Agent:

The Bank of New York Mellon (Luxembourg) S.A. – Lux PA, TA

Aerogolf Center

1A Hoehenhof

L-1736 Senningerberg

Luxembourg

Attention: New Issues Department

Fax No.: +352-34-2090-6035

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) From and after the date the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and so long as required by the rules of such Exchange, all notices to Holders of Notes shall be published in English:

(i) in a leading newspaper having a general circulation in Luxembourg; or

(ii) if such Luxembourg publication is not practicable, in one other leading English language newspaper being published on each day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

In lieu of the foregoing, the Company may publish notices to Holders of Notes via the website of the Luxembourg Stock Exchange at www.bourse.lu; provided that such method of publication satisfies the rules of such Exchange.

(c) Notices shall be deemed to have been given on the date of mailing or of publication as aforesaid in Section 10.1(b) or, if published on different dates, on the date of the first such publication. In addition, notices shall be delivered to Holders of Notes at their registered addresses.

(d) Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(e) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(f) Holders of Notes may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 10.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 10.3 Statements Required in Officers’ Certificate or Opinion of Counsel. Each certificate or opinion, including each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall comply with the requirements of the Trust Indenture Act and shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 10.4 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 10.5 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City, United States or in Mexico City (Distrito Federal), Mexico. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 10.6 Governing Law, etc.

(a) THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AS BETWEEN THE COMPANY AND THE TRUSTEE (BUT NOT THE HOLDERS OF THE NOTES) ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Each of the parties hereto:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any U.S. federal or New York state court sitting in The City of New York, New York,

(ii) irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding,

(iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.

(d) The Company has appointed CT Corporation System with offices currently at 111 Eighth Avenue, New York, New York 10011, as its authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Indenture or the Notes which may be instituted in any New York state or U.S. federal court in The City of New York, New York. The Company represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain outstanding. The Company agrees that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Company of a successor agent in The City of New York, New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

(e) To the extent that any of the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Indenture or the Notes.

(f) Nothing in this Section 10.6 shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

Section 10.7 No Recourse Against Others. No past, present or future incorporator, director, officer, employee, shareholder or controlling person, as such, of the Company shall have any liability for any obligations of the Company under the Notes, this Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for issuance of the Notes.

Section 10.8 Successors. All agreements of the Company in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 10.9 Duplicate and Counterpart Originals. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 10.10 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.11 Currency Indemnity.

(a) U.S. Dollars is the sole currency of account and payment for all sums payable by the Company, and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee, under or in connection with the Notes, this Indenture or such Subsidiary Guarantee. Any amount received or recovered in currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, any Subsidiary or otherwise) by any Holder of the Notes in respect of any sum expressed to be due to it from the Company, and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee, shall only constitute a discharge of it under the Notes, this Indenture and the Subsidiary Guarantee only to the extent of the U.S. Dollars amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollars amount is less than the U.S. Dollars amount expressed to be due to the recipient under the Notes, this Indenture, or the Subsidiary Guarantee, the Company, and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee, shall indemnify the recipient against any loss sustained by it in making any such purchase. In any event, the Company shall indemnify the Holder against the cost of making any purchase of U.S. Dollars. For the purposes of this Section 10.11, it shall be sufficient for the Holder of a Note to certify in a manner reasonably satisfactory to the Company that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable) and that the change of the purchase date was needed.

(b) The indemnities of the Company, and any Restricted Subsidiary which after the Issue Date provides a Subsidiary Guarantee, contained in this Section 10.11, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Company and the Restricted Subsidiaries under this Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Company; (iii) shall apply irrespective of any indulgence granted by any Holder of the Notes from time to time; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Notes.

Section 10.12 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 10.13 Conflict of Any Provision of Indenture with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ALESTRA, S. DE R.L. DE C.V.

By:	/s/ Sergio Bravo
Name:	Sergio Bravo
Title:	Treasurer

By:	/s/ Bernardo García Reynoso
Name:	Bernardo García Reynoso
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Karen Ferry
Name:	Karen Ferry
Title:	President

Solely for the purposes of accepting the

appointment of Luxembourg Paying Agent,

together with the rights, protections and immunities

granted to the Trustee under Article VII. which shall

apply mutatis mutandis to the Luxembourg

Paying Agent:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Luxembourg Paying Agent

By:	/s/ Karen Ferry
Name:	Karen Ferry
Title:	Attorney-in-fact

EXHIBIT A

FORM OF NOTE

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Include the following Private Placement Legend on all Restricted Notes:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF ALESTRA, S. DE R.L. DE C.V. (THE “COMPANY”) THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE COMPANY, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AFFORDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT SHALL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN.”

Include the following Private Placement Legend on all Regulation S Global Notes:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE AFTER 40 DAYS BEGINNING ON AND INCLUDING THE LATER OF (A) THE DATE ON WHICH THE NOTES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (B) THE ORIGINAL ISSUE DATE OF THE NOTES.”

FORM OF FACE OF NOTE

ALESTRA, S. DE R.L. DE C.V.

11.750% SENIOR NOTES DUE 2014

No. [ ]	Principal Amount U.S.$[ ]

[If the Note is a Global Note include the following two lines: as revised by the Schedule of Increases and Decreases in Global Note attached hereto]

[If the Note is a Global
Rule 144A Note, insert:
CUSIP NO. 01446P AH7
ISIN NO. US01446PAH73]

[If the Note is a Global
Regulation S Note, insert:
CUSIP NO. P01548AC3 ISIN NO. USP01548AC30 COMMON CODE 044597861]

Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States, promises to pay to [            ], or registered assigns, the principal sum of [            ] U.S. Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on August 11, 2014.

Interest Payment Dates:	February 11 and August 11

Record Dates:	February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

ALESTRA, S. DE R.L. DE C.V.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory	Date:

FORM OF REVERSE SIDE OF NOTE

1.	Interest

Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually in arrears on each Interest Payment Date of each year, commencing on February 11, 2010. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 11, 2009. The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes shall be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Authority, unless such withholding or deduction is required by law or by the interpretation or administration thereof. In that event, the Company shall pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

2.	Method of Payment

Prior to 11:00 a.m. (New York City time) on the Business Day prior to the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in U.S. Dollars.

Payments in respect of Notes represented by a Global Note (including principal and interest) shall be made by the transfer of immediately available funds to the accounts specified by DTC. The Company shall make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least U.S. $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account.

3.	Paving Agent and Registrar

Initially, The Bank of New York Mellon (the “Trustee”), shall act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture

The Company originally issued the Notes under an Indenture, dated as of August 11, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are senior unsecured obligations of the Company. Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes. All Notes shall be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to Incur Additional Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Subsidiaries’ assets.

5.	Optional Redemption

(a) Optional Make- Whole Redemption. The Company shall have the right, at its option, to redeem the Notes, in whole but not in part, at any time prior to their maturity at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case any accrued interest on the principal amount of the Notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated or their affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third Business Day preceding such redemption date.

(b) Optional Redemption Upon Eligible Equity Offerings. At any time, prior to or on August 11, 2012, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Eligible Equity Offerings to redeem up to 35% of the aggregate principal amount of the Outstanding Notes (including any Additional Notes) at a redemption price equal to 111.75% of the principal amount on the redemption date, plus any accrued and unpaid interest to the redemption date; provided that:

(i)	after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding; and

(ii)	the Company shall make such redemption not more than 60 days after the consummation of such Eligible Equity Offering.

“Eligible Equity Offering” means the issuance and sale for cash of Qualified Capital Stock of the Company to any Person other than an Affiliate of the Company pursuant to (i) a public offering in accordance with U.S. or Mexican laws, rules and regulations, or (ii) a private offering in accordance with Rule 144A and Regulation S under the Securities Act.

(c) Optional Redemption Upon Tax Event. If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the Issue Date, the Company would be obligated, after taking all reasonable measures to avoid this requirement, to pay any Additional Amounts in excess of those attributable to a Mexican withholding tax rate of 4.9% with respect to the Notes, then, at the Company’s option, all, but not less than all, of the Notes may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest and any Additional Amounts to the redemption date due thereon up to but not including the date of redemption; provided that (1) no notice of redemption for tax reasons may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Company shall deliver to the Trustee:

(i)	an Officers’ Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred, and

(ii)	an Opinion of Counsel from Mexican legal counsel (which may be the Company’s counsel) of recognized standing to the effect that the Company has or shall become obligated to pay such Additional Amounts as a result of such change or amendment.

This notice, once delivered by the Company to the Trustee, shall be irrevocable.

The Company shall give notice of any redemption at least 30 days (but not more than 60 days) before the redemption date to the Trustee, which shall, in turn, provide notice to Holders of Notes as set forth below.

(d) Optional Redemption Procedures. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which Notes are listed or if such securities exchange has no requirement governing redemption or the Notes are not then listed on a securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate. No Notes of a principal amount of U.S.$100,000 or less may be redeemed in part and Notes of a principal amount in excess of U.S.$100,000 may be redeemed in part in multiples of U.S.$1,000 only.

Notice of any redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to Holders of Notes to be redeemed at their respective registered addresses. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. For so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange require, the Company shall cause notices of redemption to also be published as provided under Section 10.1 of the Indenture. A new Note in a principal amount equal to the unredeemed portion thereof, if any, shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate).

Notes called for redemption shall become due on the date fixed for redemption. The Company shall pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any Notes by the Company, such redeemed Notes shall be cancelled.

6.	Mandatory Repurchase Provisions

(a) Change Of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice and, so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange so require, publish the Change of Control Offer in a newspaper having general circulation in Luxembourg. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

(b) Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company shall be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal of and accrued and unpaid interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

The Holder of this Note is entitled to the benefits of the Registration Rights Agreement dated the date hereof (the “Registration Rights Agreement”) among the Company and the Initial Purchasers, including provisions relating to payment of Additional Interest.

8.	Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Dollars or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver

(a) Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. However, without the consent of each Holder affected thereby, no amendment may, among other things, reduce the percentage of the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in the provisions of the Indenture entitling each Holder to receive payment of principal of and interest on the Notes; or make any change to the provisions of this Indenture or the Notes that adversely affect the ranking of the Notes.

(b) Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may, among other things, amend or supplement the

Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor Person of the obligations of the Company under the Indenture; provided, however, that the designation is in accord with the applicable provisions of the Indenture; to secure the Notes; to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; to provide for the issuance of Additional Notes; to evidence the replacement of the Trustee as provided for under the Indenture; if necessary, in connection with any release of any security permitted under the Indenture; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default, which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture and the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

No past, present or future incorporator, director, officer, employee, shareholder or controlling person, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	Currency of Account; Conversion of Currency.

U.S. Dollars is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes or the Indenture. The Company shall indemnify the Holders as provided in respect of the conversion of currency relating to the Notes and the Indenture.

20.	Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The parties hereto have agreed that any suit, action or proceeding arising out of or based upon the Indenture or the Notes may be instituted in any New York state or U.S. federal court in The City of New York, New York. The parties hereto have irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such proceeding, and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum and any right to the jurisdiction of any other courts to which any of them may be entitled, on account of place of residence or domicile. The Company has appointed CT Corporation System with offices currently at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any New York state or U.S. federal court in The City of New York, New York. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to it or any of their property, the Company has irrevocably waived and agreed not to plead or claim such immunity in respect of its obligations under the Indenture, the Notes or the Registration Rights Agreement.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Alestra, S. de. R.L. de C.V.

Ave. Lazaro Cardenas No. 2321,

9th Floor

Col. Residential San Agustin

Garza Garcia, N.L.

66260 Mexico

Attention: Sergio Bravo

Fax No.: +52-81-8625-2493

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint                                          to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:

                  (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[To be attached to Global Notes only]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or Section 3.10 of the Indenture, check either box:

☐	☐
Section 3.7	Section 3.10

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or Section 3.10 of the Indenture, state the principal amount (which must be an integral multiple of U.S.$100,000) that you want to have purchased by the Company: U.S.$

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Tax Identification No.:

Signature Guarantee:

                (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE FOR TRANSFER TO QIB

[Date]

The Bank of New York Mellon

101 Barclay Street, Floor 4E

New York, New York 10286

Attention: Global Finance Americas

Re:	11.750% Senior Notes due 2014 (the “Notes”)

of Alestra, S. de R.L. de C.V. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of August 11, 2009 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to U.S.$             aggregate principal amount of Notes [in the case of a transfer of an interest in a Regulation S Global Note: which represents an interest in a Regulation S Global Note] beneficially owned by the undersigned (the “Transferor”) to effect the transfer of such Notes in exchange for an equivalent beneficial interest in the Rule 144A Global Note.

In connection with such request, and with respect to such Notes, the Transferor does hereby certify that such Notes are being transferred in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (“Rule 144A”), to a transferee that the Transferor reasonably believes is purchasing the Notes for its own account or an account with respect to which the transferee exercises sole investment discretion, and the transferee, as well as any such account, is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with applicable securities laws of any state of the United States or any other jurisdiction.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

B-1

EXHIBIT C

FORM OF CERTIFICATE FOR TRANSFER

PURSUANT TO REGULATION S

[Date]

The Bank of New York Mellon

101 Barclay Street, Floor 4E

New York, New York 10286

Attention: Global Finance Americas

Re:	11.750% Senior Notes due 2014 (the “Notes”)

of Alestra, S. de R.L. de C.V. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of August 11, 2009 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of U.S.$             aggregate principal amount of the Notes [in the case of a transfer of an interest in a 144A Global Note: , which represent an interest in a 144A Global Note] beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(e) we are the beneficial owner of the principal amount of Notes being transferred.

C-1

In addition, if the sale is made during a Distribution Compliance Period and the provisions of Rule 904(b)(l) or Rule 904(b)(2) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 904(b)(l) or Rule 904(b)(2), as the case may be.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

C-2

EXHIBIT D

FORM OF CERTIFICATE FOR TRANSFER

PURSUANT TO RULE 144

[Date]

The Bank of New York Mellon

101 Barclay Street, Floor 4E

New York, New York 10286

Attention: Global Finance Americas

Re:	11.750% Senior Notes due 2014 (the “Notes”)

of Alestra, S. de R.L. de C.V. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of August 11, 2009 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed sale of U.S.$             aggregate principal amount of the Notes [in the case of a transfer of an interest in a 144A Global Note: , which represent an interest in a 144A Global Note] beneficially owned by the undersigned (“Transferor”), we confirm that such sale has been effected pursuant to and in accordance with Rule 144 under the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

D-1

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

FOR SUBSIDIARY GUARANTEE

This Supplemental Indenture, dated as of [            ] (this “Supplemental Indenture”), among [name of Restricted Subsidiary], a [            ] [corporation] [limited liability company] (the “Subsidiary Guarantor”), Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States (together with its successors and assigns, the “Company”) and The Bank of New York Mellon, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of August 11, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 11.750% Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, pursuant to Section 3.16 of the Indenture, the Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary of the Company (other than Indebtedness under Hedging Obligations in reliance of Section 3.8 of the Indenture), or to incur any Indebtedness unless, in any such case such Restricted Subsidiary executes and delivers to the Trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary shall unconditionally guarantee, jointly and severally with any other Subsidiary Guarantors’, the Company’s full and prompt payment of the Obligations (as defined in the Indenture) in respect of the Indenture and the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Subsidiary Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2. Subsidiary Guarantee.

(a) The Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations (such guaranteed Obligations, the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees (to the extent permitted by law) that the Obligations may be modified in any manner, extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this supplemental indenture notwithstanding any modification, extension or renewal of any Obligation. Each Subsidiary Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Subsidiary Guarantee.

(b) Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(c) The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

(d) Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(e) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against each Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i) the unpaid amount of such Obligations then due and owing; and

(ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(f) Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand:

(i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of its Subsidiary Guarantee.

Section 2.3. Waivers. The Subsidiary Guarantor hereby waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Subsidiary Guarantor waives notice of any default under the Notes or the Obligations. The obligations of the Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; or (vi) any change in the ownership of the Company.

The Subsidiary Guarantor further expressly waives irrevocably and unconditionally:

(i) Any right it may have to first require any Holder to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce or complete the enforcement of any other rights or security (or apply as payment on such security) or claim, or complete any claim for, payment from the Company

(ii) or any other Person (including any Subsidiary Guarantor or any other guarantor) before claiming from it under this Supplemental Indenture;

(iii) Any right to which it may be entitled to have the assets of the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) first be used, applied or depleted as payment of the Company’s or the Subsidiary Guarantors’ obligations under the Indenture, prior to any amount being claimed from or paid by any of the Subsidiary Guarantors thereunder;

(iv) Any right to which it may be entitled to have claims hereunder divided between the Subsidiary Guarantors or between any Subsidiary Guarantor s and the Company; and

(v) To the extent applicable, the benefits of orden, excusión, division, quita and espera and any right specified in articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2838, 2839, 2840, 2845, 2846, 2847 and any other related or applicable articles that are not explicitly set forth herein because of Subsidiary Guarantor ‘s knowledge thereof of the Código Civil Federal of Mexico, and the Código Civil of each State of the Mexican Republic and the Federal District of Mexico.

The obligations assumed by each Subsidiary Guarantor hereunder shall not be affected by the absence of judicial request of payment by a Holder to the Company or by whether any such person takes timely action pursuant to articles 2848 and 2849 of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and the Federal District of Mexico and each Subsidiary Guarantor hereby expressly waives the provisions of such articles.

Section 2.4. Limitation on Liability; Termination, Release and Discharge.

(a) The obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the Obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

(b) Each Subsidiary Guarantor shall be released and relieved of its obligations under its Subsidiary Guarantee in the event that:

(i) there is a sale or other disposition of Capital Stock of such Subsidiary Guarantor or all or substantially all of the assets of such Subsidiary Guarantor are sold or otherwise disposed of (including by way of merger or consolidation), following which such Subsidiary Guarantor is no longer a direct or indirect Subsidiary (other than a Receivables Subsidiary) of the Company;

(ii) such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 3.11 of the Indenture;

(iii) there is a Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.1 of the Indenture; or

(iv) the Indebtedness, the Incurrence of which gave rise to such Restricted Subsidiary’s obligation to provide such Subsidiary Guarantee, has been repaid in full or otherwise discharged.

provided that such transaction is carried out pursuant to, and in accordance with, the applicable provisions of the Indenture.

Section 2.5. Right of Contribution. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount, based on the net assets of each Subsidiary Guarantor determined in accordance with Mexican FRS. The provisions of this Section 2.5 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 2.6. No Subrogation. Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash or Cash Equivalents of all Obligations. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash or Cash Equivalents, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the Subsidiary Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 10.6 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.8. The Trustee. The recitals in this Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALESTRA, S. DE R.L. DE C.V.

By:
Name:
Title:

[NAME OF SUBSIDIARY GUARANTOR], as Subsidiary Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

EXHIBIT F

FORM OF GUARANTEE TO BE ANNEXED TO THE NOTES

GUARANTEE

OF

[SUBSIDIARY GUARANTOR]

For value received, [name of Subsidiary Guarantor] (including any successor Person under the Indenture (the “Indenture”) referred to in the Note to which this Guarantee is annexed, the “Subsidiary Guarantor”) hereby unconditionally guarantees, on a senior unsecured basis (such guarantee being referred to herein as the “Subsidiary Guarantee”):

(1) the full and punctual payment of the principal of and interest (including any Additional Amounts) on such Note when and as the same shall become due and payable, whether at Stated Maturity, upon declaration of acceleration or redemption or otherwise, all in accordance with the terms of such Note and of the Supplemental Indenture, dated as of the date hereof, to the Indenture to which the Subsidiary Guarantor is a party (the “Supplemental Indenture”), and all other amounts payable by the Company under the Indenture; and

(2) in case of the failure of the Company punctually to make any such payment, the Subsidiary Guarantor hereby agrees to pay or cause such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, upon declaration of acceleration or redemption or otherwise, and as if such payment were made by the Company.

This Subsidiary Guarantee shall be effective in accordance with the provisions of the Supplemental Indenture and its terms shall be evidenced therein. All terms used in this Subsidiary Guarantee that are defined in the Indenture or the Supplemental Indenture shall have the meanings assigned to them therein.

The obligations under this Subsidiary Guarantee are, to the extent and in the manner provided in the Supplemental Indenture and the Indenture, equal in right of payment with all other existing and future senior unsecured obligations of the Subsidiary Guarantor, subject to certain statutory preferences under applicable law.

No director, officer, employee, direct or indirect shareholder or incorporator, as such, of the Subsidiary Guarantor shall have any liability for any obligations of the Subsidiary Guarantor under this Subsidiary Guarantee or for any claim based on, in respect or by reason of such obligations or its creation.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes to which this Subsidiary Guarantee is annexed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

This Subsidiary Guarantee shall be governed by, and construed in accordance with, the law of the State of New York.

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[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

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